Securities and Exchange Commission

Washington, DC 20549

Form 8-K/A
(Amendment #1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 16, 2004

PERFICIENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15169	74-2853258
(Commission File Number)	(IRS Employer Identification No.)

1120 South Capital of Texas Highway, Suite 220, Building 3, Austin, TX	78746
(Address of Principal Executive Offices)	(Zip Code)

(512) 531-6000

Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

EXPLANATORY NOTE

Perficient, Inc. (the “Company”) is filing this Amendment No. 1 to our Current Report, as amended, on Form 8-K/A dated June 16, 2004, to revise an inadvertent inaccuracy on page F-6 concerning the unaudited statement of cash flows for the three months ended March 31, 2004, and on page PF-3, PF-6 and PF-7 concerning the unaudited pro forma condensed combined balance sheet and notes thereto.  The Company is not making any other changes to the Form 8-K/A, as amended.  For convenience and ease of reference, the Company is filing this Current Report, as amended, on Form 8-K/A in its entirety with the applicable changes.  Unless otherwise stated, all information contained in this amendment is as of June 16, 2004, the filing date of the Current Report, as amended, on Form 8-K/A.  This Amendment No. 1 to the Current Report, as amended, on Form 8-K/A should be read in conjunction with our subsequent filings with the SEC.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On April 16, 2004, Perficient, Inc. (the “Company”) filed a current report on Form 8-K reporting that on April 2, 2004, the Company consummated the acquisition by way of merger of Genisys Consulting, Inc. (“Genisys”), an Illinois corporation, with and into our wholly-owned subsidiary, Perficient Genisys, Inc., a Delaware corporation.  Perficient Genisys, Inc. is the surviving corporation to the merger. The Company paid approximately $7.9 million consisting of approximately $1.5 million in cash and 1.7 million shares of the Company’s common stock, subject to certain post-closing adjustments.  The shares of common stock issued in connection with the merger were ascribed a value of $3.77 per share, which was the average closing price of the Company’s common stock for the 30 consecutive trading days ending on April 1, 2004.  The common stock issued in connection with the merger included approximately 0.8 million shares which are restricted through April 1, 2007, and another 0.4 million shares held in escrow until April 1, 2005.  Approximately $0.5 million in transaction costs have been incurred in relation to the acquisition. Prior to the acquisition, the assets of Genisys were used to provide information technology consulting services to its customers.  The Company intends to continue such use for the assets of Genisys. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Genisys Merger Agreement, a copy of which is included herein as Exhibit 10.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

In this Report on Form 8-K/A we are providing the following financial information:

(a) Audited Financial Statements of Genisys Consulting, Inc. for the years ended December 31, 2002 and 2003 and unaudited financial statements for three months ended March 31, 2003 and 2004;

(b) Unaudited Pro Forma Condensed Balance Sheet information of the Company as of March 31, 2004, and Unaudited Pro Forma Statement of Operations of the Company for the year ended December 31, 2003 and three months ended March 31, 2004;

The Company has recorded total consideration for the Genisys Consulting, Inc. acquisition of $8.8 million, which includes transaction costs and stock options issued in exchange for common stock of Genisys. This consideration has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed according to their respective fair values, with the excess purchase consideration being allocated to goodwill at the closing of the transaction. The acquisition was completed on April 2, 2004.

The unaudited pro forma condensed income statement of the Company for the year ended December 31, 2003, and the three months ended March 31, 2004, give effect to (i) the acquisition of Genisys Consulting, Inc. applying the purchase method of accounting and (ii) certain adjustments that are directly attributable to the acquisition as if the transaction was consummated as of the beginning of the respective periods.

In the opinion of the Company, all adjustments and/or disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the acquisition occurred as of the dates indicated or of the results that may be obtained in the future.

These unaudited pro forma condensed income statement and notes thereto should be read in conjunction with the Genisys Consulting, Inc. financial statements and the notes thereto as of and for the years ended December 31, 2002 and 2003 included in this Report on Form 8-K/A; the Company’s financial statements and the notes thereto as of and for the year ended December 31, 2003, included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as amended by Amendment No. 1 on Form 10-KSB/A, which are incorporated herein by reference; and the Company’s consolidated financial statements and the notes thereto as of and for the three month period ended March 31, 2004, included in the Company’s Quarterly Report on Form 10-QSB which are incorporated herein by reference.

(c) Exhibits

EXHIBIT NO.	DESCRIPTION

Exhibit 10.1. +	Agreement and Plan of Merger, dated as of April 2, 2004, by and among Perficient, Inc., Perficient Genisys, Inc., Genisys Consulting, Inc., and certain shareholders of Genisys Consulting, Inc.

Exhibit 23.1.	Consent of Ernst and Young LLP.

Exhibit 99.1. +	Perficient, Inc. Press Release issued on April 5, 2004 regarding the acquisition of Genisys Consulting, Inc.

+                                         Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K filed on April 16, 2004 and incorporated herein by reference.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFICIENT, INC.
Dated June 16, 2004

/s/ Michael D. Hill
Michael D. Hill
Chief Financial Officer

3

GENISYS CONSULTING, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors
Balance Sheets at December 31, 2002 and 2003 and March 31, 2004 (unaudited)
Statements of Operations for the years ended December 31, 2002 and 2003, and for the three months ended March 31, 2003 (unaudited) and 2004 (unaudited)
Statements of Changes in Stockholders’ Equity for the years ended December 31, 2002 and 2003
Statements of Cash Flows for the years ended December 31, 2002 and 2003, and for the three months ended March 31, 2003 (unaudited) and 2004 (unaudited)
Notes to Financial Statements

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

Genisys Consulting, Inc.

We have audited the accompanying balance sheets of Genisys Consulting, Inc. as of December 31, 2002 and 2003, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genisys Consulting, Inc. at December 31, 2002 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Austin, Texas
June 10, 2004

GENISYS CONSULTING, INC.

BALANCE SHEETS

	December 31,		March 31,
	2002	2003	2004
			(unaudited)
ASSETS
Current assets:
Cash	$4,300	$4,392	$230,033
Accounts receivable	835,172	1,390,333	1,178,193
Other current assets	63,995	65,777	2,602
Total current assets	903,467	1,460,502	1,410,828
Property and equipment:
Computer Hardware	203,486	234,566	239,138
Furniture and fixtures	94,865	94,865	94,865
Accumulated depreciation	(204,694)	(248,378)	(258,714)
Net property and equipment	93,657	81,053	75,289

Total assets	$997,124	$1,541,555	$1,486,117
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,146	$51,915	$9,750
Current portion of note payable to former shareholder	198,770	297,991	—
Other current liabilities	172,954	128,241	163,177
Total current liabilities	436,870	478,147	172,927
Note Payable to former shareholder, net of current portion	297,991	—	—
Stockholders’ equity:
Common stock, no par value; 5,000,000 shares authorized; 480,816 shares issued and outstanding at December 31, 2002 and 2003, and March 31, 2004	873,163	873,163	873,163
Treasury stock, 100,000 shares of common stock, at cost	(1,200,000)	(1,200,000)	(1,200,000)
Stockholder receivables	(408,845)	(333,680)	(329,490)
Retained earnings	997,945	1,723,925	1,969,517
Total stockholders’ equity	262,263	1,063,408	1,313,190
Total liabilities and stockholders’ equity	$997,124	$1,541,555	$1,486,117

See accompanying notes.

GENISYS CONSULTING, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,		Three Months Ended March 31,
	2002	2003	2003	2004
			(unaudited)	(unaudited)
Revenue:
Services	$7,976,732	$9,520,474	$1,954,134	$2,656,359
Reimbursable expenses	10,072	42,032	3,098	23,288
Total revenue	7,986,804	9,562,506	1,957,232	2,679,647
Cost of revenue:
Project personnel costs	5,346,267	5,521,638	1,149,803	1,784,907
Reimbursable expenses	15,833	45,690	8,399	12,010
Total cost of revenue	5,362,100	5,567,328	1,158,202	1,796,917
Gross margin	2,624,704	3,995,178	799,030	882,730

Selling, general and administrative	2,589,890	2,842,410	658,221	636,939
Depreciation	41,734	43,685	12,154	10,336
Total operating expenses	2,631,624	2,886,095	670,375	647,275
Income (loss) from operations	(6,920)	1,109,083	128,655	235,455

Interest income	18,142	18,255	4,327	10,977
Interest expense	(32,912)	(22,010)	(5,930)	(1,764)
Other, net	907	1,468	1,467	924
Net Income (loss)	$(20,783)	$1,106,796	$128,519	$245,592

See accompanying notes.

GENISYS CONSULTING, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Stockholder Receivables	Treasury Stock	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2002	200	$1,500	$—	$(1,200,000)	$1,018,728	$(179,772)
Stock split 2,000 for 1	400,000	—	—	—	—	—
Issuance of common stock to employees	80,616	871,663	(420,065)	—	—	451,598
Collections on stockholders’ receivables	—	—	11,220	—	—	11,220
Net loss	—	—	—	—	(20,783)	(20,783)
Balance at December 31, 2002	480,816	$873,163	$(408,845)	$(1,200,000)	$997,945	$262,263
Distributions to common stockholders	—	—	—	—	(380,816)	(380,816)
Collections on stockholder receivables	—	—	75,165	—	—	75,165
Net income	—	—	—	—	1,106,796	1,106,796
Balance at December 31, 2003	480,816	$873,163	$(333,680)	$(1,200,000)	$1,723,925	$1,063,408

See accompanying notes.

GENISYS CONSULTING, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Three Months Ended March 31,
	2002	2003	2003	2004
			(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net income (loss)	$(20,783)	$1,106,796	$128,519	$245,592
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation	41,734	43,685	12,154	10,336
Changes in operating assets and liabilities:
Accounts receivable	15,322	(555,161)	(144,625)	212,140
Other assets	(9,907)	(1,782)	44,628	63,175
Accounts payable	40,451	(13,231)	(47,070)	(42,165)
Other liabilities	46,562	(44,714)	(56,415)	34,936
Net cash provided by operating activities	113,379	535,593	(62,809)	524,014
INVESTING ACTIVITIES
Purchase of property and equipment	(33,987)	(31,081)	—	(4,572)
Net cash used in investing activities	(33,987)	(31,081)	—	(4,572)
FINANCING ACTIVITIES
Payments on note payable to former stockholder	(542,290)	(198,769)	(34,412)	(297,991)
Proceeds from draws on line of credit	—	—	150,000	—
Proceeds from issuance of common stock	451,598	—	—	—
Distribution to common stock stockholders	—	(380,816)	—	—
Proceeds from repayment of stockholder loans	11,220	75,165	3,983	4,190
Net cash used in financing activities	(79,472)	(504,420)	119,571	(293,801)
(Decrease) increase in cash and cash equivalents	(80)	92	56,762	225,641
Cash and cash equivalents at beginning of period	4,380	4,300	4,300	4,392
Cash and cash equivalents at end of period	$4,300	$4,392	$61,062	$230,033
Supplemental disclosures:
Interest paid	$32,912	$22,010	$5,930	$1,764
Non cash investing and financing activities:
Issuance of common stock for stockholder receivables	$420,065	$—	$—	$—

See accompanying notes.

GENISYS CONSULTING, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2003

1. Business Overview

Genisys Consulting, Inc. (the “Company”) provides information technology solutions to large and major midsize companies. The Company enables its clients and partners to optimize profitability and strengthen customer relationships through reliable, quick-to-market technology solutions. The Company provides a broad range of end-to-end business and technology solutions serving the financial services, healthcare, technology and energy industries.

The Company was incorporated in March 1990 in the state of Illinois.

2. Summary of Significant Accounting Policies

Interim Financial Statements (unaudited)

In the opinion of management, the unaudited interim financial statements at March 31, 2004 and for the three months ended March 31, 2003 and 2004 include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the Company’s financial position at March 31, 2004, and results of operations and cash flows for the three months ended March 31, 2003 and 2004. Results for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the entire year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Revenue Recognition

Revenues are primarily derived from professional services provided on a time and materials basis, with the remaining revenue derived from fixed fee engagements. For time and material contracts, revenue is recognized and billed by multiplying the number of hours expended in the performance of the contract by the established billing rates. For fixed fee projects, revenue is generally recognized using the proportionate performance method based on the ratio of hours expended to total estimated hours. Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined. Billings in excess of costs plus earnings are classified as deferred revenues. On many projects the Company is also reimbursed for out-of-pocket expenses such as airfare, lodging and meals. These reimbursements are included as a component of revenue.

Cash Equivalents

Cash equivalents consist primarily of cash deposits and investments with original maturities of ninety days or less when purchased.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is computed using the straight-line method over the useful lives of the assets (generally 2 to 5 years). Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life of the assets.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be entirely recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made.

Income Taxes

The Company is an “S” Corporation for purposes of federal and state income taxes. Accordingly, no provision for U.S. federal and state income taxes is recorded in these financial statements.  Prior to February 2002, the Company was a “C” corporation.

Fair Value of Financial Instruments

Cash equivalents, accounts receivable, accounts payable, other accrued liabilities, and debt are stated at cost which approximates fair value due to the short-term maturity of these instruments.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. Management does not believe that the adoption of FIN 46 will have a material impact on the Company’s consolidated results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The changes that resulted from the issuance of SFAS No. 150 did not have a material effect on the Company’s consolidated results of operations or financial position.

3. Concentration of Credit Risk and Significant Customers

Cash and accounts receivable potentially expose the Company to concentrations of credit risk. Excess cash is placed with highly rated financial institutions. The Company provides credit, in the normal course of business, to its customers. The Company generally does not require collateral or up front payments. The Company performs periodic credit evaluations of its customers and maintains allowances for potential credit losses. Customers can be denied access to services in the event of non-payment. In the event that the Company loses a customer, the Company’s revenue could decrease significantly and, as with the loss of any significant customer, management may need to counteract this type of revenue decrease by reducing headcount to align with the lower demand for the Company’s services. Due to the Company’s significant fixed operating expenses, the loss of sales to a customer could result in the Company’s inability to generate net income for some time in the future.

4. Employee Benefit Plan

The Company has a qualified 401(k) profit sharing plan available to full-time employees who meet the plan’s eligibility requirements. This defined contribution plan permits employees to make contributions up to maximum limits allowed by the Internal Revenue Code. The Company, at its discretion, matches a portion of the employee’s contribution under a predetermined formula based on the level of contribution and years of vesting services. The Company made matching contributions equal to 25% of the first 6% of employee contributions totaling $68,000 and $42,000 during 2002 and 2003, respectively, and $-0- and $14,000 for the three months ended March 31, 2003 and March 31, 2004, respectively.  These matching contributions vest over a five year period of service.

5. Line of Credit

During 2002 and 2003, the Company had a line of credit facility providing for a borrowing capacity of up to $300,000 or 80% of eligible receivables. Borrowings under this line of credit carry an interest rate of 4.25% and mature on March 31, 2004. The Company is required to maintain certain financial covenants under this arrangement. The line of credit is collateralized by substantially all the assets of the Company. No amounts were outstanding under the line of credit as of December 31, 2002 and 2003, and March 31, 2004.

6. Note Payable to Former Shareholder

During 2001 the Company purchased common stock from a shareholder for approximately $1.2 million. In consideration for purchase of common stock, the company issued two notes payable for a combined total of approximately $1.2 million. Both notes carried an interest rate of prime adjusted monthly.  The first note for $175,000 was repaid in early 2002.  The second note for $1,025,000 is payable in monthly installments through 2004. This second note is subordinate to the Company’s line of credit arrangement discussed above in Note 6. Future payments under this note as of December 31, 2003 are $ 297,991 and were paid in full as of March 3, 2004.

7. Commitments And Contingencies

The Company leases its office facilities and certain equipment under various operating and capital lease agreements. The Company has the option to extend the term of certain of its office facilities leases. Future minimum commitments under these lease agreements are as follows:

Operating Leases
2004	$181,012
2005	163,818
2006	153,303
2007	76,650
Total minimum lease payments	$574,783

Rent expense for the years ended December 31, 2002 and 2003 was $151,000 and $167,000, respectively.

8. Related Party Transaction

During 2002, the Company sold 37,725 shares of common stock in exchange for shareholder notes receivable for an aggregate amount of $420,065.  These notes had no specified term, but required interest to be paid monthly at prime adjusted monthly over the life of the loans.  The shares of Company stock purchased with the notes secured the notes and these shareholders pledged all owner distributions to the Company on until these notes were paid in full. The notes receivable were collected in full as of April 2, 2004 in conjunction with the sale of the Company explained in Note 9 below.

9. Subsequent Event (Unaudited)

On April 2, 2004, the Company was sold to Perficient, Inc. by way of merger into Perficient’s wholly-owned subsidiary, Perficient Genisys, Inc., a Delaware corporation.  Perficient Genisys, Inc. is the surviving corporation to the merger.  Perficient paid approximately $7.9 million consisting of approximately $1.5 million in cash and 1.7 million shares of Perficient’s common stock, subject to certain post-closing adjustments.  The common stock issued in connection with the merger included approximately 0.8 million shares which are restricted from sale through April 1, 2007, and another 0.4 million shares held in escrow until April 1, 2005.

PERFICIENT, INC.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Perficient, Inc. of Genisys Consulting, Inc.  This acquisition will be accounted for as a purchase business combination. These unedited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of Perficient, Inc. and Genisys Consulting, Inc. and should be read in conjunction therewith.

On April 2, 2004, Perficient, Inc. (the “Company”) consummated the acquisition by way of merger of Genisys Consulting, Inc. (“Genisys”), an Illinois corporation, with and into our wholly-owned subsidiary, Perficient Genisys, Inc., a Delaware corporation.  Perficient Genisys, Inc. is the surviving corporation to the merger. The Company paid approximately $7.9 million consisting of approximately $1.5 million in cash and 1,687,439 shares of the Company’s common stock, excluding transaction costs and stock options issued in exchange for common stock of Genisys.  The shares of common stock issued in connection with the merger were ascribed a value of $3.77 per share, which was the average closing price of the Company’s common stock for the 30 consecutive trading days ending on April 1, 2004.  The common stock issued in connection with the merger included 825,459 shares, which are restricted through April 1, 2007, and another 352,055 shares held in escrow until April 1, 2005.  Approximately $0.5 million in transaction costs have been incurred in relation to the acquisition. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Genisys Merger Agreement, a copy of which is included herein as Exhibit 10.1.

The following pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of the Company and Genisys. The unaudited pro forma condensed combined balance sheet as of March 31, 2004 gives effect to the merger as if it had occurred on that date, and combines the respective balance sheets at that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and for the three months ended March 31, 2004 give effect to the merger as if it occurred at the beginning of the periods presented and combines the respective statements of operations for the Company and Genisys for the respective periods.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on the indicated dates, nor is it necessarily indicative of future operating results. The pro forma adjustments are based on information available at the time of this filing. Changes in the ultimate purchase price based on future operating performance are not reflected in these pro forma financial statements.  The issuance of additional consideration will affect the amount of goodwill ultimately recorded.

PERFICIENT, INC.

PERFICIENT, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

(Unaudited)

	As of March 31, 2004
	Perficient	Genisys	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash	$4,075,929	$230,033	$(1,501,214)	Note 2	$2,804,748
Accounts receivable, net	6,673,514	1,178,193	—		7,851,707
Other current assets	324,203	2,602	—		326,805
Total current assets	11,073,646	1,410,828	(1,501,214)		10,983,260
Property and equipment, net	619,964	75,289	—		695,253
Intangibles, net	11,643,834	—	8,861,150	Note 2	20,504,984
Other noncurrent assets	46,066	—	—		46,066
Total assets	$23,383,510	$1,486,117	$7,359,936		$32,229,563

Liabilities and stockholders' equity
Accounts payable	$372,319	$9,750	$—		$382,069
Current portion of note payable to related party	310,559	—	—		310,559
Other current liabilities	3,315,592	163,177	919,088	Note 2	4,397,857
Total current liabilities	3,998,470	172,927	919,088		5,090,485
Deferred tax liabilities	—	—	971,487	Note 2	971,487
Note payable to related party, net of current portion	444,490	—	—		444,490
Total liabilities	4,442,960	172,927	1,890,575		6,506,462
Stockholders' equity:
Common stock	15,213	873,163	(873,163)	Note 3	15,213
Additional paid-in capital	78,618,401	—	6,782,551	Note 5	85,400,952
Deferred stock compensation	(14,154)	—	—		(14,154)
Stockholder notes receivable	—	(329,490)	329,490	Note 3	—
Accumulated other comprehensive loss	(64,106)	—	—		(64,106)
Treasury stock	—	(1,200,000)	1,200,000	Note 3	—
Retained earnings (deficit)	(59,614,804)	1,969,517	(1,969,517)	Note 3	(59,614,804)
Total stockholders' equity	18,940,550	1,313,190	5,469,361		25,723,101
Total liabilities and stockholders' equity	$23,383,510	$1,486,117	$7,359,936		$32,229,563

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

PERFICIENT, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31, 2004
	Perficient	Genisys	Pro Forma Adjustments		Pro Forma Combined
Revenue
Services	$6,663,786	$2,656,359	$—		$9,320,145
Software	1,330,476	—	—		1,330,476
Reimbursed expenses	378,165	23,288	—		401,453
Total revenue	8,372,427	2,679,647	—		11,052,074

Cost of revenue
Project personnel costs	3,695,143	1,784,907	—		5,480,050
Software costs	1,153,353	—	—		1,153,353
Reimbursable expenses	378,165	12,010	—		390,175
Other project related costs	110,273	—	—		110,273
Cost of revenue	5,336,934	1,796,917	—		7,133,851

Gross margin	3,035,493	882,730	—		3,918,223

Selling, general and administrative	1,840,203	636,939	—		2,477,142
Stock compensation	12,468	—	—		12,468
Depreciation	101,122	10,336	—		111,458
Intangibles amortization	50,001	—	51,875	Note 2	101,876
Income (loss) from operations	1,031,699	235,455	(51,875)		1,215,279

Interest income (expense), net	(14,273)	9,213	—		(5,060)
Other income	2,092	924	—		3,016
Income (loss) before income taxes	1,019,518	245,592	(51,875)		1,213,235

Provision for income taxes	399,000	—	73,749	Note 2	474,743
Net income (loss)	$620,518	$245,592		$(125,624)	$738,492

Net income per share:
Basic	$0.04		$(0.25)		$0.05
Diluted	$0.04		$(0.07)		$0.04

Shares used in computing net income per share:
Basic	14,500,158		509,925		15,010,083
Diluted	17,634,229		1,687,439		19,321,668

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

PERFICIENT, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	For the year ended December 31, 2003
	Perficient	Genisys	Pro Forma Adjustments		Pro Forma Combined
Revenue
Services	$24,534,617	$9,520,474	$—		$34,055,091
Software	3,786,864	—	—		3,786,864
Reimbursed expenses	1,870,441	42,032	—		1,912,473
Total revenue	30,191,922	9,562,506	—		39,754,428

Cost of revenue
Project personnel costs	13,411,762	5,521,638	18,933,400
Software costs	3,080,894	—	—		3,080,894
Reimbursable expenses	1,870,441	45,690	—		1,916,131
Other project related costs	453,412	—	—		453,412
Cost of revenue	18,816,509	5,567,328	—		24,383,837

Gross margin	11,375,413	3,995,178	—		15,370,591

Selling, general and administrative	7,857,081	2,842,410	—		10,699,491
Stock compensation	135,927	—	—		135,927
Depreciation	670,436	43,685	—		714,121
Intangibles amortization	610,421	—	407,500	Note 2	1,017,921
Income (loss) from operations	2,101,548	1,109,083	(407,500)		2,803,131

Acquisition related expenses	—	—	—
Interest income (expense)	(282,652)	(3,755)	—		(286,407)
Other income (expense)	(13,459)	1,468	—		(11,991)
Income (loss) before income taxes	1,805,437	1,106,796	(407,500)		2,504,733

Provision (benefit) for income taxes	755,405	—	294,723	Note 2	1,050,128
Net income (loss)	$1,050,032	$1,106,796	$(702,223)		$1,454,605

Accretion of dividends on preferred stock	(157,632)	—			(157,632)
Net income available to common stockholders	$892,400	$1,106,796	$(702,223)		$1,296,973

Net income available to common stockholders per share:
Basic	$0.08		$(1.38)		$0.11
Diluted	$0.07		$(0.42)		$0.09

Shares used in computing net income per share: income per share:
Basic	10,818,417		509,925		11,328,342
Diluted	15,306,151		1,687,439		16,993,590

The accompanying notes are an integral part of these pro forma consolidated financial statements.

PERFICIENT, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — General

The Company has recorded total consideration of approximately $8.8 million, including approximately $0.5 million in transaction costs for the Genisys Consulting, Inc. acquisition. This consideration has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed according to their respective fair values, with the excess purchase consideration being allocated to goodwill at the closing of the transaction. The acquisition was completed on April 2, 2004.

The following table shows the components of total consideration:

The consideration paid is as follows:
Cash	$1,501,214
Common stock	6,369,545
Issuance of stock options in exchange for common stock of Genisys	413,006
Acquisition costs	522,304

Total consideration	$8,806,069

In accordance with SFAS 141, Business Combinations, the total purchase consideration of approximately $8.8 million, including transaction costs of approximately  $0.5 million, has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Such allocation resulted in goodwill of approximately $7.4 million. Goodwill is not expected to be deductible for income tax purposes.

Note 2 — Pro Forma Adjustments

The following unaudited condensed consolidated balance sheet data presents the fair value of the assets acquired and liabilities assumed. The allocation of the purchase price is based on a comprehensive evaluation of tangible and intangible assets acquired and liabilities assumed. The fair values of the intangible assets acquired are based on an independent appraisal. The excess of purchase price over the fair value of net assets acquired reflects the benefits from expansion of the Company’s existing line of business and expected benefits resulting from consolidation and economies of scale. Such balance sheet information includes accruals related to employee severance, relocation and exit costs, as estimated on the date of acquisition:

Customer Relationships (8 year useful life)	$1,100,000
Non-Compete (5 year useful life)	350,000
Backlog (9 month useful life)	200,000
Total intangible assets	1,650,000
Goodwill	7,424,325
Total intangible assets acquired	9,074,325

Less fair value of liabilities in excess of net intangible assets acquired	(268,256)

Net assets acquired	$8,806,069

Based on an independent appraisal, the Company believes that the intangible assets acquired from Genisys Consulting, Inc. have useful lives of nine months to eight years. In addition, the Company intends to continue to expand the combined company’s existing lines of business, and take advantage of synergies that exist between the Company and Genisys Consulting to further strengthen existing lines of business. The Company believes that it will benefit from the acquisition for a period of at least eight years and, therefore, considers the amortization periods appropriate. Using this information, the Company has made an allocation of the purchase consideration, including allocation to tangible assets and liabilities, identifiable intangible assets and goodwill.

The preceding unaudited pro forma condensed combined financial statements do not include any pro forma adjustments for the following:

•                  Any operating efficiencies and cost savings that may be achieved with respect to the combined companies.

•                  Upon closing of the acquisition, the combined companies may incur integration-related expenses as a result of the elimination of duplicate facilities and functions, operational realignment and related workforce reductions. Such Genisys Consulting costs would generally be recognized as a liability assumed as of the acquisition date, resulting in additional goodwill, while the Company’s related costs would be recognized as an expense through the statements of operations.

 Note 3 — To record elimination of Genisys stockholders’ equity.

 Note 4 — Amortization of acquired intangibles based on the estimated economic life as outlined in Note 2 above, and pro forma tax expense that is attributable to net income of Genisys at the Company’s effective tax rate of 41.8% and 39.1% for the year ended December 31, 2003, and for the three month period ended March 31, 2004, respectively.

Note 5 — Issuance of 1,687,439 shares of common stock in conjunction with the merger.